Exhibit 99.1

EXHIBIT “A”

Attached to and made a part of that certain Operating Agreement effective March 1, 2003, by and between American Coastal Energy, Inc., as Operator, and Challenger Minerals Inc. et al, as Non-Operators, pertaining to Block 268, Eugene Island Area, South Addition, Offshore Louisiana.

I.              LEASE:

Oil and Gas Lease bearing Serial No. OCS-G 16363 effective September 1, 1996 between the United States of America, as Lessor, and UMC Petroleum Corporation and Barrett Resources Corporation, as Lessee, covering all of Block 268, Eugene Island Area, South Addition, OCS Leasing Map, Louisiana Map No. 4A.

II.            DIVISION OF INTERESTS:

Owner Name	Int Type	WI-BPO	NRI-BPO	WI-APO	NRI-APO
American Coastal Energy, Inc	WI	0.17000000	0.1275000	0.1487500	0.1115625
American Coastal Energy II, Ltd.	WI	0.00000000	N/A	0.0500000	0.0375000
Challenger Minerals Inc.	WI	0.10000000	0.0750000	0.0875000	0.0656250
Reef Global Energy I, L.P.	WI	0.05000000	0.0375000	0.0437500	0.0328125
Bright & Company I, Ltd.	WI	0.05000000	0.0375000	0.0437500	0.0328125
Patriot Exploration Co., Inc.	WI	0.03000000	0.0225000	0.0262500	0.0196875
Sterling Energy Inc.	WI	0.60000000	0.4500000	0.6000000	0.4500000
Minerals Management Service *	RI	n/a	0.1666667	n/a	0.1666667
Backsen, et al Override*	OR	n/a	0.0200000	n/a	0.02000000
Panther Group Override*	OR	n/a	0.0300000	n/a	0.03000000
Ocean Energy, Inc.,et al Override*	OR	n/a	0.0333333	n/a	0.0333333

TOTALS

WI-APO-As set for in Article 1.1F of the Agreement, within 15 days of notice of Project Payout, those owners of Interest comprising the CMI Group shall reassign to ACE and its designee, ACE II, an undivided Twelve and one-half percent (12.5%) working interest, (“WI-APO”) proportionately reduced as to the interest conveyed by the Assignment into the Assignor.  The particular amounts of interests that shall be assigned to ACE and ACE II in the reassignment shall be as set forth in the Division of Interest table above.  As more particularly defined in the Agreement, Project Payout shall be that point in time when ACE has recouped from its share of the proceeds from the sale of hydrocarbon production from the Lease (after deduction of its prorata share of lessor’s royalty, those overriding royalties recognized hereunder and listed on the table above and taxes on production (excluding income taxes) the sum of its share of the costs of acquiring and interpreting pertinent seismic and other data, drilling, Testing, completing, reworking, equipping, constructing, installing and otherwise operating, as applicable such well(s), structure(s), flowline(s) and other equipment on or for the benefit of the Lease (including, without limitation, those costs arising under the Production Handling Agreement referenced under “Permitted Encumbrances” and marketing such production).

WI	—	Working Interest
NRI	—	Net Revenue Interest
RI	—	Royalty Interest
OR	—	Overriding Royalty Interest
BPO	—	Before Project Payout
APO	—	After Project Payout
*	—	Permitted Encumbrance
NOTE:

AFTER 9.4 BCFG IS PRODUCED AND SOLD FROM THE LEASE, THE OCEAN ENERGY, INC., ET AL, OVERRIDE SHALL ESCALTE TO 6.66667% OF 8/8THS, WITH SUCH INCREASED OVERRIDING ROYALTY INTEREST TO BE BORNE PROPORTIONATELY BY ALL OF THE PARTIES.

III.           PERMITTED ENCUMBRANCES:

I.

Assignment of Overriding Royalty Interest dated August 28, 1996 by and between UMC Petroleum Corporation and Barrett Resources Corporation, as Assignors, and Lee B. Backsen, Charles E. and Mary W. Saltzer, Gerald C. Gilmore and Edward L. McLaughlin and David N. Wilkes, Trustees, as Assignees, whereby an overriding royalty interest equal to 2% of 6/6ths was created in favor of the Assignees affecting the Lease.